Exhibit 99.1

FOR IMMEDIATE RELEASE

GUILFORD REGAINS EXCLUSIVE WORLDWIDE RIGHTS TO
NEUROIMMUNOPHILIN LIGAND PROGRAM FROM AMGEN

BALTIMORE, MD – September 19, 2001 —Guilford Pharmaceuticals Inc. (NASDAQ: GLFD), announced today that Amgen (NASDAQ: AMGN) has elected to terminate its agreement with Guilford and return all rights to the neuroimmunophilin ligand technology it licensed from Guilford in 1997.

Neuroimmunophilin ligands are a novel class of drugs developed by Guilford that may have the ability to cause nerve growth and repair. In preclinical studies conducted in research laboratories, neuroimmunophilin ligands have demonstrated promising results suggesting they may have utility in a broad range of clinical indications, including Parkinson’s disease, age-related cognitive impairment, and spinal cord injury.

“We’ve enjoyed a very productive relationship with Amgen,” said Dr. Craig R. Smith, President and Chief Executive Officer. “Over the course of our collaboration, we’ve learned a great deal about our neuroimmunophilin ligands and are committed to the further development and commercialization of this technology.”

In July 2001, Guilford reported preliminary results of the first clinical evaluation of a neuroimmunophilin ligand, “NIL-A’ in the treatment of Parkinson’s disease. The clinical trial, which was conducted by Amgen, was a Phase II, randomized, double-blind, placebo-controlled evaluation of the safety, pharmacokinetics and efficacy of NIL-A in patients with mild to moderate Parkinson’s disease. The results from this study suggested that NIL-A was well tolerated at doses up to 1,000 mg taken orally four times a day for 6 months, but did not produce a substantial reversal of the motor symptoms of Parkinson’s disease.

“The Phase II clinical trial of NIL-A was the first clinical evaluation of our neuroimmunophilin ligand technology, and was an important exploratory study,” continued Dr. Smith. “Although NIL-A did not meet its primary endpoint and produce a significant reversal in the motor symptoms of Parkinson’s disease, we were encouraged that NIL-A was well tolerated. Our evaluation of the secondary endpoints in the trial suggested there may have been some benefit for certain of the non-motor symptoms of Parkinson’s disease. However, these results are preliminary and will require additional study to confirm their significance. Furthermore, we’ve obtained encouraging results with neuroimmunophilin ligands in a variety of additional preclinical disease models, suggesting this technology may have application in a number of other clinical indications.”

About Neuroimmunophilins

In 1990, scientists led by Dr. Solomon Snyder, Director of the Department of Neuroscience at Johns Hopkins Medical School and a co-founder of Guilford, discovered that certain immunosuppressive drugs were able to induce nerve growth in both test tube and animal experiments. After licensing the rights to this technology, Guilford scientists designed a series of novel, proprietary drugs, called neuroimmunophilin ligands, which possessed potent neurotrophic activity but which were not immunosuppressive.

Since this initial discovery, Guilford’s neuroimmunophilin ligands have demonstrated neurotrophic activity in a number of animal models of Parkinson’s disease and other acute and chronic neurological diseases and conditions. Results from some of these studies have been published in The Proceedings of the National Academy of Sciences and Nature Medicine. Several different laboratories have now confirmed the neurotrophic activity of neuroimmunophilin ligands in models of Parkinson’s disease and peripheral nerve damage.

A large number of patents have been issued to Guilford covering the use and composition of several different classes of neuroimmunophilin ligands. The rights to this intellectual property have now been returned to Guilford by Amgen.

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the development of biopolymer-based therapeutics for surgeons and novel products for the diagnosis and treatment of neurological disorders.

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This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Registration Statement on Form S-3 dated June 21, 2001, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that NIL-A or other neuroimmunophilin ligands will be shown in clinical trials to be safe and effective for the treatment of Parkinson’s disease or other conditions.

Contact:	Guilford Pharmaceuticals Inc.
Stacey Jurchison 410.631.5022
Angie Rubin 410.631.6449

Internet addresses:    www.guilfordpharm.com